For Immediate Release

February 2, 2012

First Century Bankshares, Inc.

Reports 2011 Year End Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) announced net income of $2,216,000 for the year ended December 31, 2011. This compares to $2,141,000 earned during the same period in 2010. Net income per diluted share was $1.16 for the year ended December 31, 2011 compared to $1.12 per diluted share for the year ended December 31, 2010.

Net income for 2011 produced a return on average equity (ROAE) of 5.43% and a return on average assets (ROAA) of 0.52% compared with 5.31% and 0.51%, respectively, for 2010. Dividends for 2011 were $0.45 per share compared to $0.60 per share for the year ended December 31, 2010. The Company continues to be well capitalized at December 31, 2011, with total risk-based capital to risk weighted assets of 15.41%, and a Tier 1 leverage ratio of 9.49%. These are well in excess of the regulatory requirement to be considered well capitalized of 10.00% and 5.00%, respectively.

Net interest income, for the year ended December 31, 2011 was $13,485,000, a decrease of $503,000, or 3.6%, as compared to $13,988,000 for the year ended December 31, 2010. Net interest margins for the years ended December 31, 2011 and 2010 were 3.19% and 3.31%, respectively. The continuing low interest rate environment combined with an elevated level of nonperforming assets during 2011 contributed to the decline in net interest income.

Noninterest income, net of securities gains, was $6,159,000 for the year ended December 31, 2011 and represented an increase of $874,000, or 16.5%, compared to $5,285,000 for the same period in 2010. During the fourth quarter of 2011, a curtailment gain related to the freezing of pension plan accruals of $537,000 was recognized. Additionally, fiduciary fees in 2011 increased $367,000, or 25.7% over 2010. Securities gains were $634,000 for the year ended December 31, 2011, compared to $47,000 for the same period in 2010.

Noninterest expense of $13,943,000 for the year ended December 31, 2011 represented a decrease of $355,000, or 2.5%, from $14,298,000 for the same period in 2010. Personnel expense decreased $426,000, or 6.4%, as a result of management's ongoing efforts to modify the organizational structure of the Company through attrition and reallocation of workflow. Staffing reductions of 6 full-time equivalent employees, or approximately 3.9% of year-end 2010 total FTE's, were achieved by this effort.

The provision for loan losses was $3,241,000 for the year ended December 31, 2011. This was an increase of $1,305,000 compared to the provision of $1,936,000 for the same period in 2010. Net charge-offs were $4,211,000 for the year ended December 31, 2011, compared to $386,000 for the year ended December 31, 2010.

Total assets at December 31, 2011 were $417,820,000 as compared to $407,989,000 at December 31, 2010, or an increase of $9,831,000, or 2.4%. Total loans decreased $11,890,000, or 4.6%, during this period to $248,367,000 at December 31, 2011, compared with $260,257,000 at December 31, 2010. The investment portfolio decreased approximately $3,941,000, or 4.0%, during this same period, increasing liquidity held in cash equivalents.

Total deposits increased by $308,000 to $352,649,000 at December 31, 2011 from $352,341,000 at December 31, 2010. Noninterest-bearing deposits increased by $10,347,000, or 22.0%. Interest-bearing deposits decreased $10,039,000 during this same period, reflecting efforts to contain interest expense.

Nonperforming assets, including nonaccrual loans, accruing loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total assets decreased to 4.1% at December 31, 2011 from 4.9% at December 31, 2010. The allowance for loan losses as a percentage of total loans decreased from 2.26% at December 31, 2010, to 1.97% at December 30, 2011, reflecting reduced levels of total loans and nonperforming loans.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, Inc. and is headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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